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                                                                       EXHIBIT 8

                            BOSE McKINNEY & EVANS LLP
                          135 North Pennsylvania Street
                                   Suite 2700
                           Indianapolis, Indiana 46204

August 9, 2001

Duke Realty Limited Partnership
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

Gentlemen:

      We have acted as counsel to Duke Realty Limited Partnership (the "Operating Partnership") with respect to the preparation of a Prospectus Supplement (the "Prospectus Supplement") filed with the Securities and Exchange Commission on or about June 8, 2001 and refiled to reflect a name change on or about the date hereof relating to the issuance and sale by the Operating Partnership of $150,000,000 in aggregate principal amount of the Operating Partnership's Medium-Term Notes Due Nine Months or More from Date of Issue (the "Notes"). In connection therewith, you have requested our opinion regarding certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes. All capitalized terms used herein have their respective meanings as set forth in the Prospectus Supplement unless otherwise stated.

      In rendering the opinions stated below, we have examined and relied, with your consent, upon the following:

      (i)   The Prospectus Supplement;

      (ii) The Indenture, as supplemented by a Supplemental Indenture relating to the Notes; and

      (iii) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

      In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

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Duke Realty Limited Partnership
August 9, 2001
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      Based upon and subject to the foregoing, we are of the opinion that the tax consequences of the purchase, ownership and disposition of the Notes will be consistent with the discussion contained in the section entitled "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement.

      The opinions set forth in this letter represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represent our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

      We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above. We consent to the filing of this opinion with Form 8-K, to the incorporation by reference of this opinion as an exhibit to the registration statement of the Operating Partnership and Duke Realty Corporation (file no. 333-37920) and any registration statement filed under Rule 462(b) relating to such registration statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,


/s/ Bose McKinney & Evans LLP